Exhibit 10.15

MOJO ORGANICS, INC.

ADVISOR AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of                                                                        , 2014 (the “Effective Date”) by and between MOJO ORGANICS, INC., a Delaware corporation having an address of 101 Hudson Street, 21st Floor, Jersey City, New Jersey  07302 (the “Company”), and                    , having an address of                                     (“Advisor”).  Each of the Company and Advisor is sometimes referred to herein as a “Party” and collectively, the “Parties.”

1. Advisor’s Duties.  The Company hereby engages the Advisor to advise the Company on the matters attached hereto as Exhibit A.

2. Reasonable Time and Effort Required.  From time to time during the engagement hereunder, Advisor shall devote such time, interest, and good faith effort to the performance of this Agreement as may be fair and reasonable in light of the advice required by the Company and the other work load of Advisor in his business activities outside of his service to the Company.

3. Place of Engagement.   Advisor shall perform the services required at locations to be mutually determined.  The Advisor acknowledges that the Company may from time to time require Advisor to travel temporarily to various locations on the Company’s business within reasonable limits.

4. Salary; Expenses.  Advisor shall receive no compensation for his efforts in the form of cash salary.  Advisor shall not be reimbursed or credited for any expenses unless such expenses were approved in writing by the Company prior to incurrence of same.  Any approved expenses are referred to here in as the “Approved Expenses.”

5. Restricted Stock.  As compensation for his efforts and advice during the engagement hereunder Advisor (or his designee) shall be issued   shares of restricted common stock (the “Shares”), such Shares to be held in escrow by the Company until  at which time the Shares shall vest and be released from escrow.  Such Shares shall be subject to forfeiture .

6. Term.  This Agreement shall be effective as of the Effective Date and continue until terminated by either Party upon 30 days’ prior written notice to the other Party.

7. Independent Contractor.  Advisor is not an employee of the Company.  Advisor will not be eligible for any employee benefits.  Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.  Advisor shall have no authority to make representations, warranties or the like, concerning or on behalf of the Company or bind the Company in any manner.

8. Inventions Assignment and Confidential Information.  The Parties acknowledge that Advisor may from time to time create intellectual property in his capacity as an advisor to the Company and as such Advisor agrees that such work product is created as a “work for hire,” is the property of the Company, and Advisor hereby assigns all rights in and to such work product to the Company as part of services to the Company.  The Parties further acknowledge and agree that during Advisor’s performance of services, Advisor may be exposed to information relating to the Company that is not generally known by third parties, including without limitation information regarding the Company’s business, finances, customers, employees, technology, operations, products, and plans, whether or not designated by the Company as being proprietary or confidential (collectively, “Confidential Information”).  The Company shall retain full ownership of all Confidential Information, and nothing herein shall be construed as a license, transfer, or assignment of any Confidential Information to Advisor.  Advisor shall use Confidential Information solely as may be strictly necessary to further Advisor’s performance of services and for no other purposes whatsoever.  Advisor shall maintain the confidentiality and proprietary nature of Confidential Information using a degree of care at least as high as that degree used by Advisor for information of like sensitivity and kind in his other business dealings, and in any event, at least as high as that degree used by the Company for such Confidential Information.  Advisor shall not disclose any Confidential Information to any third parties without the Company’s prior consent.  Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Advisor agrees that, during the term of this Agreement and thereafter, Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.  Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Advisor may have in Advisor’s possession or control.

9. Nonsolicitation; Nondisparagement.  As consideration for and to induce the Company to enter into this Agreement, Advisor hereby covenants and agrees that for a period commencing on the Effective Date and ending on the second anniversary of the date of termination of this Agreement (“Restriction Period”), he will not, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, or in any other capacity:

(a) induce any person or entity that is a customer, distributor or supplier of the Company or advise any person or entity which has a business relationship with the Company or any of its subsidiaries or affiliates to withdraw, curtail, qualify or cancel any business with such entity;

(b) induce any person who is employed by or a  consultant to the Company or any of its subsidiaries or affiliates to leave his or her employment or engagement;

(c) make any statement, publicly or privately, to any individual or entity, including, without limitation, clients, customers, employees, financial or credit institutions or news agencies, in any case, which could reasonably be expected to disparage, defame, libel or slander the Company or any of its subsidiaries, affiliates or any of their respective employees, officers or directors.

10. Release and Waiver.  In consideration of this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Advisor, on behalf of himself and his affiliates, representatives, agents, trustees, successors, predecessors, and assigns (collectively the “Advisor Parties”), hereby acknowledges that except as specifically provided by this Agreement, the Company has no other obligations of any type or form to any of the Advisor Parties, including under any other agreement executed prior to the Effective Date, or to the extent any such obligations exist same are deemed hereby terminated and waived by the Advisor on his behalf and on behalf of the other Advisor Parties.  Advisor, on his behalf and behalf of each of the other Advisor Parties, releases and discharges the Company and its officers, directors and affiliates and their successors, predecessors and assigns from, any and all obligations, debts, liabilities, demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money owed, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities of every kind and nature and description whatsoever, whether or not now known, suspected or claimed, liquidated or unliquidated, which any of the Advisor Parties ever had, now has or may thereafter acquire, by reason of any matter, cause, event, or thing whatsoever occurring or arising at any time on or before the Effective Date.  As a condition to transfer of any of the Shares issued hereby (other than as a result of an open market sale of same), at the request of the Company, the transferee shall execute and deliver to the Company a release and waiver in substance materially similar to that contained in this Section 9.  The certificate evidencing the Shares shall bear a restrictive legend referencing this Agreement and the provisions of this Section 9.

11. Indemnity.  Advisor shall indemnify the Company and its officers, managers and affiliates for any damages or losses incurred by them relating to his role with the Company or his receipt or ownership of the Shares.

12. General Terms.  Neither Party shall transfer or assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party.  This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed therein, without regard to that body of law pertaining to conflicts of laws.  Any controversies between the Parties arising hereunder shall be adjudicated before a court of competent jurisdiction located in New York, New York.  This Agreement may be amended by the Parties solely by an instrument in writing signed on behalf of each Party.  Unenforceable provisions hereof, if any, as applied to particular circumstances shall be reformed to the extent strictly necessary to render such provisions enforceable when applied to such particular circumstances.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.  This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties, personally or by their duly authorized representatives, have caused this Advisor Agreement to be executed as of the date first written above.

THE COMPANY:	MOJO ORGANICS, INC.

By:
Glenn Simpson, Chief Executive Officer

ADVISOR: